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                                                               EXHIBIT 11


                       MBIA INC. AND SUBSIDIARIES

          COMPUTATION OF EARNINGS PER SHARE ASSUMING FULL DILUTION

               (In thousands except per share amounts)

                                  Three months ended   Nine months ended
                                    September 30          September 30
                                  ------------------  ------------------
                                    1995     1994       1995      1994
                                  -------   -------   --------  --------
Net income                        $69,834   $65,047   $203,147  $195,739
                                  =======   =======   ========  ========
Fully diluted shares:

 Average number of common
  shares outstanding               41,767    41,703     41,701    41,702

 Assumed exercise of dilutive
  stock options                       516       427        541       431
                                  -------   -------   --------  --------
                                   42,283    42,130     42,242    42,133
                                  =======   =======   ========  ========

Earnings per share assuming
 full dilution                      $1.65     $1.54      $4.81     $4.65
                                  =======   =======   ========  ========